NEWS RELEASE

Collins Industries, Inc.             Contact:  Cletus Glasener
15 Compound Drive                              Vice President of Finance and CFO
Hutchinson, Kansas 67502-4349                  620-663-5551

For Immediate Release
January 19, 2006

                          Collins Announces Shareholder
                  Approval of Shareholder Reduction Transaction

Hutchinson, Kansas, January 19, 2006 ...... Collins Industries, Inc. (COLL.PK)
announced today that at a Special Meeting of Shareholders held on January 19,
2006, a majority of its shareholders approved a 1-for-300 reverse stock split of the Company's outstanding common stock to be followed immediately by a 300-for-1 forward stock split (the "Reverse/Forward Stock Split"). The Reverse/Forward
Stock Split will take effect upon the filing of the Certificates of Amendment to the Company's Articles of Incorporation on January 19, 2006 with the Missouri
Secretary of State. As a result of the transaction, the Company is expected to have fewer than 300 shareholders of record, permitting the Company to terminate the registration of its common stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The Company intends to file for termination of such registration on or prior to January 20, 2006. The
Company anticipates that its common stock will continue to be quoted on the Pink
Sheets, which is the current platform upon which the Company's common stock is quoted.

As of January 19, 2006, shareholders who had fewer than 300 shares of the
Company's common stock held of record in their name immediately before the transaction will have such shares cancelled and converted into the right to receive a cash payment equal to $7.70 per pre-split share. Shareholders holding
300 or more shares of the Company's common stock immediately before the transaction will not be entitled to receive cash payment and will continue to hold the same number of shares after completion of the transaction.

Approximately three weeks from now, the Company's exchange agent will send a letter of transmittal to the cashed out shareholders and continuing shareholders with instructions for exchanging their Common Stock certificates for cash or new stock certificates, as the case may be. Shareholders should not do anything with their stock certificates until they receive instruction.

Collins Industries, Inc. is a leading manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North
America's largest producer of Type "A" small school buses, the nation's second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to approximately 1000 employees in six plants comprising over one million combined square feet of manufacturing space. The Company sells its products throughout the United States and abroad.

This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the availability of key raw materials, components and chassis, changes in funds budgeted by
Federal, state and local governments, changes in competition, various inventory risks due to changes in market conditions, changes in product demand, substantial dependence on third parties for product quality, interest rate fluctuations, adequate direct labor pools, development of new products, changes in tax and other governmental rules and regulations

applicable to the Company, reliability and timely fulfillment of orders and other risks as indicated in the Company's filings with the Securities and
Exchange Commission. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of unanticipated events.

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